Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statements on Form S-3 (Nos. 333-292016 and 333-287092) of Terns Pharmaceuticals, Inc. and in the related Prospectus,
(2)
Registration Statements on Form S-8 (Nos. 333-285966, 333-263340, 333-253085, 333-268277, 333-271944, 333-275549, 333-277943 and 333-283169) pertaining to the 2021 Incentive Award Plan, the 2021 Employee Stock Purchase Plan and the 2022 Employment Inducement Award Plan (as amended) of Terns Pharmaceuticals, Inc.

of our report dated March 30, 2026, with respect to the consolidated financial statements of Terns Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) of Terns Pharmaceuticals, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

San Mateo, California

March 30, 2026